Exhibit 23

Consent of Independent Auditors

We hereby consent to the incorporation of our report dated July 15, 2006 relating to the financial statements of Yantai Dahua Holdings Company Limited for the year ended December 31, 2005 in the Form 20-F for the year ended December 31, 2005.

/s/ E. Randall Gruber CPA, PC

E. Randall Gruber

Chartered Accountants

Certificated Public Accountants

Dated:  July 15, 2006